UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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PRECIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders (“Annual Meeting”) of Precis, Inc. (the “Company”), which will be held at the Hampton Inn at 2050 North Highway 360, Grand Prairie, Texas on July 26, 2005, at 4:30 p.m., central daylight time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

A number of important matters will be considered at the Annual Meeting, including the election of directors. The Precis Board of Directors urges your careful consideration of these and the other matters to be presented at the Annual Meeting.

Precis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

Nicholas J. Zaffiris, Chairman of the Board of Directors

Grand Prairie, Texas
June 30, 2005

PRECIS, INC.
2040 North Highway 360
Grand Prairie, Texas 75050
Telephone: (866) 578-1665

NOTICE OF ANNUAL MEETING
To be held on July 26, 2005

TO THE SHAREHOLDERS:

Precis, Inc., will hold its annual shareholders meeting (the “Annual Meeting”) at the Hampton Inn at 2050 North Highway 360, Grand Prairie, Texas, commencing at 4:30 p.m., local time on July 26, 2005, to vote on:

1.                 The election of six directors, each to hold office until the 2006 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2.                 The ratification of BDO Seidman, LLP as the independent registered public accounting firm for 2005; and

3.                 Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.

Precis shareholders at the close of business on June 21, 2005, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.

Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.

Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Precis shareholders, their proxies and invited guests. All Shareholders are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

Eliseo Ruiz III, Secretary and General Counsel

Grand Prairie, Texas
June 30, 2005

i

PROXY STATEMENT

Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Telephone: (866) 578-1665

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 26, 2005

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished to the shareholders of Precis, Inc. in connection with an Annual Meeting of the holders of Precis common stock to be held in the Hampton Inn at 2050 North Highway 360, Grand Prairie, Texas, at 4:30 p.m., local time, on July 26, 2005, and any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first mailed on or about June 30, 2005, to Precis’ shareholders of record on June 21, 2005.

If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR

•       the election of six directors, each to hold office until the 2006 annual meeting of shareholders and until her or his successor is duly elected and qualified; and

•       ratification of BDO Seidman, LLP as the independent registered public accounting firm for 2005.

In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by

•       giving written notice of revocation to our Secretary at any time before your Proxy is voted,

•       executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting, or

•       attending the Annual Meeting and voting in person.

Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Accordingly, (i) abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, (ii) abstentions are treated as votes not cast but as shares represented at the Annual Meeting for purposes of determining results on actions requiring a majority vote (broker non-voted are treated as votes neither cast nor represented for purposes of such actions), and (iii) neither abstentions nor broker non-votes are counted in determining results of plurality votes.

We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses.

SHAREHOLDERS ENTITLED TO VOTE

The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on June 21, 2005 (the “Record Date”), of 12,156,239 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record a total of 104,609 shares or 0.9% of our issued and outstanding common stock, all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding and represented at the Annual Meeting will constitute a quorum for the transaction of business.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board of Directors has nominated each of Eugene E. Becker, J. French Hill, Kent H. Webb, Nicholas J. Zaffiris, Kenneth S. George and Robert E. Jones (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2006 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Directors.”

The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of Messrs. Becker, Hill, Webb, Zaffiris, George and Jones. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.

Required Affirmative Vote

A plurality of the votes cast is required for the election of directors. This means that the six director nominees with the most votes are elected. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the election of Eugene E. Becker, J. French Hill, Kent H. Webb, Nicholas J. Zaffiris, Kenneth S. George and Robert E. Jones to our Board. We will vote your proxy accordingly unless you specify a contrary choice.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at six. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders. The following table sets forth information with respect to each of our directors and nominee directors.

Name	Age	Position
Eugene E. Becker(1)(2)(3)	56	Director and Nominee Director
Kenneth S. George(1)	57	Director and Nominee Director
J. French Hill(2)	48	Director and Nominee Director
Robert E. Jones (1)	59	Director and Nominee Director
Kent H. Webb, M.D.(2)(3)(4)	48	Director and Nominee Director
Nicholas Zaffiris(1)(3)(4)	42	Director and Nominee Director

(1)   Member of the Compensation Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Governance and Nominating Committee.

(4)          Member of the Medical Committee.

Information About Each Director

Eugene E. Becker became one of our directors in August 2002. He is President of Eugene Becker & Associates, Inc., a privately-held marketing and consulting company, a capacity in which he has been engaged since 2000. Mr. Becker served as the Chief Executive Officer of Aon Financial Partnerships during May to September 2000. During 1983 to 1999, Mr. Becker served as Chief Marketing Officer of American Bankers Insurance Group (during 1991 to 1999), Chief Executive Officer, and President and Chairman of the Board of American Bankers Insurance Company, American Bankers Life Assurance Company, Voyager Insurance Group, American Reliable Insurance Company and Banker American Life Assurance Company (during 1988 to 1999). Mr. Becker currently serves as a member of the board of directors for two companies: Signal Holdings Inc. and Pacific Specialty Insurance Company. Mr. Becker received a B.A. from Biscayne College (now St. Thomas University), and a M.B.A. from the University of Miami.

Kenneth S. George became one of our directors in June 2003. Mr. George recently finished two terms as a State Representative in the Texas House of Representatives. Mr. George has been self-employed, managing his own investment activities since 2001. From 1996 until 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 through 1995, Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., the largest private ambulance provider in the state of Texas. From 1988 until 1994, he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George has an M.B.A. from the University of Texas at Austin and a B.A. from Washington and Lee University.

J. French Hill joined the board of directors in January 2003. In 1999, Mr. Hill founded Delta Trust & Banking Corp., a privately held banking, trust and investment brokerage company headquartered in Little Rock, AR, following a six year career with Arkansas’ largest publicly traded holding company, First

Commercial Corp. First Commercial was sold in 1998 to Regions Financial Corp. (RF). As an executive officer of First Commercial, Mr. Hill was chairman of the bank holding company’s trust division and its investment brokerage dealer subsidiary from 1995 until 1998. He also oversaw a number of other staff functions in the company from 1993 through 1998 including human resources, executive compensation, bank compliance, credit review and strategic planning. During the last five years he has served as a member of the board of directors of these companies: Delta Trust & Banking Corp. and its affiliates (1999 to present); Research Solutions LLC, a privately held company in the clinical trials business (1999 to present), and Syair Designs LLC (2000-2003) a privately held company in the aircraft lighting systems business. From May 1989 through January 1993, Mr. Hill was a senior economic policy official in the George H. W. Bush Administration on the staff of the White House and as deputy assistant secretary of the U.S. Treasury. Mr. Hill graduated magna cum laude in economics from Vanderbilt University.

Robert E. Jones became one of our directors in October 2004. Mr. Jones has been President and Chief Executive Officer of the National Center for Employment of the Disabled (NCED) since 1994. NCED is a not for profit, manufacturing and service corporation. Since 1990, Mr. Jones has been managing Director of JW Investments, JFT Management and JW Properties. Each of these private companies specializes in the development and management of commercial and industrial properties. Mr. Jones holds a B.A. degree from the University of Houston.

Kent H. Webb, M.D., a founder of Precis, has served as one of our Directors since June 1996 (and Medical Director since August 2001). He served as Chairman of our Board of Directors until December 2000 and was a member or general partner of our predecessors Advantage Data Systems, Ltd. and Medicard Plus—ADS Limited Partnership. Dr. Webb is a general and vascular surgeon and is the cofounder and a director of Surgical Hospital of Oklahoma. He is a Fellow of the American College of Surgeons and serves as a Clinical Professor for the University of Oklahoma. Dr. Webb is a past director of the Smart Card Industry Association, a nonprofit association. He is a surgical consultant for the Ethicon Division of Johnson & Johnson Company, a publicly-held pharmaceutical and consumer products company. Dr. Webb was graduated from the University of Oklahoma College of Medicine and completed his residency in General and Vascular Surgery at the University of Oklahoma Health Services Center.

Nicholas J. Zaffiris became one of our directors in August 2002, and was named Chairman of the Board in June 2005. He is currently the Vice President of Sales and Account Management, West, at Private Healthcare Systems (PHCS), a privately-held preferred provider organization, and is responsible for new sales and existing customer retention and grants for the Western region of the country. Mr. Zaffiris joined PHCS in early 1998, and has more than 10 years of healthcare experience, including client management, sales, marketing and customer service. Before joining PHCS, he worked for the National Account Service Company, Blue Cross Blue Shield of Florida, and served as a Lieutenant in the United States Navy. Mr. Zaffiris received a B.S. in Political Science from the United States Naval Academy.

Information Concerning the Board of Directors

Our Board of Directors currently consists of six members, five of whom qualify as independent within the meaning of the listing standards of The Nasdaq Stock Market, Inc. The Board determined that each member of the Board, other than Robert E. Jones, qualify as independent directors. Mr. Jones does not qualify because of his recent affiliation with the National Center for Employment of the Disabled, from whom we acquired Access HealthSource, Inc. in June 2004.

Each nominee director currently serves as a member of our Board of Directors. During 2004, our Board of Directors held 7 meetings and took action one time through unanimous approval of a written record and memorandum of action in lieu of meeting. All of the Nominees were present at the Board meetings and the meetings of the Committees on which he served, other than Mr. George, who failed to attend one Board meeting and Mr. Becker, who failed to attend two board meetings. The Board met in executive session, without members of management, four times.

Our Board maintains four standing committees: Audit, Compensation, Governance and Nominating, and Medical. The Compensation Committee and Audit Committee were established in 1999 and the Corporate Governance Committee and Medical Committee were established in 2003. In 2004, the Corporate Governance Committee became the Governance and Nominating Committee by action of the Board. All committees report on their activities to our Board and serve at the pleasure of our Board. The specific duties of the Audit and Governance and Nominating Committees are set forth in the charter of the committee. The charters of our Audit and Governance and Nominating committees are available on the Precis web site at www.precis-pcis.com under the section marked “investor relations”.

Audit Committee Matters

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with the standards of the Public Accounting Oversight Board (United States).

Our Board of Directors has determined that J. French Hill, one of our Directors and member and Chairman of the Audit Committee, qualifies as a “financial expert.” This determination was based upon Mr. Hill’s

•       understanding of generally accepted accounting principles and financial statements;

•       ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•       experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•       understanding of internal controls and procedures for financial reporting; and

•       understanding of Audit Committee functions.

Mr. Hill’s experience and qualification as a financial expert were acquired through his extensive background in financial analysis, investment banking, finance and commercial banking. He has also participated in the preparation of financial statements and registration statements filed with the Securities and Exchange Commission. Mr. Hill also currently serves on two other audit committees (in one case, as an ex officio member) of companies that are not publicly-held where he has oversight responsibility of the financial statements and works with the internal accountants and external auditors on audit and accounting matters.

In the performance of its functions, our Audit Committee

•       reviewed and discussed the audited consolidated financial statements for 2004 with our management,

•       received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm their independence, and

•       recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2004 be included in our annual report on Form 10-K for filing with the Securities and Exchange Commission.

Our review with the independent registered public accounting firm included a discussion of such firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61. The Audit Committee also discussed with the independent registered public accounting firm their independence from the Company and our management, including disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2005.

Each member of the Audit Committee is an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market, Inc. and the rules of the Securities and Exchange Commission. During 2004, our Audit Committee formally met six (6) times and Mr. Hill, the Chairman of the Audit Committee and designated financial expert, met with our registered independent public accounting firm by telephone or in person on a quarterly basis to discuss our quarterly financial statements. Our Audit Committee met with our Board of Directors four (4) times during 2004.

Change of Independent Registered Public Accounting Firm.   Effective June 19, 2003, our Board of Directors, upon the recommendation of the Audit Committee, dismissed Murrell, Hall, McIntosh & Co., PLLP as our independent public accountants. On the same date, upon the recommendation and approval of the Audit Committee, our Board of Directors engaged BDO Seidman, LLP as our independent registered public accounting firm for 2003. BDO Seidman, LLP, remains our registered independent public accounting firm.

The audit reports of Murrell, Hall, McIntosh & Co., PLLP reports on our 2000, 2001 and 2002 consolidated financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified, as to uncertainty, audit scope, or accounting principles.

There were no disagreements with Murrell, Hall, McIntosh & Co., PLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Murrell, Hall, McIntosh & Co., PLLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, there was no occurrence of a reportable event under Item 304(a)(1)(v) of Regulation S-K or Item 304 of Regulation S-B respecting the years ended December 31, 2000, 2001 and 2002 and the interim period through May 14, 2003.

We provided Murrell, Hall, McIntosh & Co., PLLP with a copy of the foregoing disclosures. By copy of a letter dated June 19, 2003, Murrell, Hall, McIntosh & Co., PLLP stated its agreement with such statements.

During 2000, 2001 and 2002 and the subsequent interim period through May 14, 2003, we had not previously consulted with BDO Seidman, LLP on items that (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) concerning any subject matter of a disagreement or reportable event with Murrell, Hall, McIntosh & Co., PLLP.

Fees for Independent Registered Public Accounting Firm.   During 2003 and 2004, BDO Seidman, LLP rendered professional services to us in connection with, among other things, the audit of our annual financial statements for the years ended December 31, 2004 and 2003 and reviews of certain unaudited financial statements included in our Quarter Reports on Form 10-Q.

The aggregate fees for professional services rendered to us for the years ended December 31, 2004 and 2003 were as follows:

Audit Fees.   During the years ended December 31, 2004 and 2003, we were billed $230,550 and $107,500 by BDO Seidman, LLP for audit services. During the year ended December 31, 2003, we were billed $47,935 by Murrell, Hall, McIntosh & Co., PLLP for audit services.

Audit Related Fees.   During the year ended December 31, 2004, we incurred audit related fees of $15,800 related primarily to reviews of SEC filings.

Tax Fees.   During the years ended December 31, 2004, and 2003 we were billed $22,522 and $36,950 by BDO Seidman, LLP, for tax services. During the years ended December 31, 2004 and 2003, tax services included fees for tax compliance and consulting services related to our annual federal and state tax returns.

All Other Fees.   During the year ended December 31, 2004, we incurred other fees of $2,500 in connection with a proposed acquisition.

In reliance on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2004, be filed with the Securities and Exchange Commission. The Audit Committee has selected BDO Seidman LLP as our registered independent public accounting firm for 2005. Representatives of BDO Seidman LLP will be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders attending the meeting.

Audit Committee Pre-Approval Procedures.   Rules and regulations of the Securities and Exchange Commission implemented in accordance with the requirements of Sarbanes-Oxley Act of 2002 require audit committees of companies reporting under and pursuant to the Securities Exchange Act of 1934 to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. During a year circumstances may arise that require engagement of our registered independent public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we still obtain the specific pre-approval of our Audit Committee before engaging our such firm. The procedures require our Audit Committee to be informed of each service, and the procedures do not include any delegation of our Audit Committee’s responsibilities to management. Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom this authority is delegated will report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

For 2004, all of the services relating to audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.

Our Audit Committee Members:

J. French Hill, Chairman
Eugene Becker
Kent H. Webb

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our executive officers, directors and employees are compensated according to these objectives, and carries out the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee held three meetings with our Board of Directors during 2004. The primary goals of our Compensation Committee in setting executive officer compensation in 2004 were (i) to provide a competitive compensation package that would enable us to attract and retain key executives and (ii) to align the interests of our executive officers with those of our shareholders and also with our performance.

Compensation of our executive officers in 2004 was comprised primarily of salary, bonus and long-term awards under our equity compensation plans. In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, the compensation paid to executive of our competitors and the terms of employment agreements.

The Committee’s intent in setting salaries was and is to establish competitive rates. The annual and long-term incentive portions of an executive’s compensation are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our performance. These portions of an executive’s compensation are placed at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-tern) to benefit our shareholders through increased value in the event favorable operating results are achieved, while not increasing executive compensation costs in the event favorable operating results are not achieved. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Base Salaries.   The base salaries of our executive officers in 2004 were established and based upon the results of operations achieved during 2003, the negotiated salary levels at commencement of employment with us, certain employment agreements, and a salary study conducted by an outside consultant to the company. In August 2003, the employment agreements with Judith H. Henkels, our past Chairperson, Chief Executive Officer and President, and Bobby  Rhodes, our former Vice President of Provider Relations, were amended and restated to in part eliminate their rights potentially to receive as much as 15% of our earnings before interest and taxes (as defined in their respective employment agreements) in 2003 (and thereafter) and to confirm their agreement to waive receipt of this bonus right in 2001 and 2002. However, as part of the negotiation of the amended and restated employment agreements, we agreed to raise the salaries of Ms. Henkels and Mr. Rhodes to a level that was competitive within our industry. The employment agreements that we entered into with Messrs. Apodaca and Bintliff at the commencement of each of their terms of employment provide for their base salaries. The base salaries were negotiated by the Compensation Committee prior to entering into the respective employment agreement. At the direction of the Compensation Committee we engaged, in April 2004, an outside consultant to study the base salaries and other compensation of our executive officers, as compared to peer companies. From the compensation study, we found that one officer’s base salary was 2% above the peer group average. This officer is no longer with the Company. The remaining officers’ base salaries were below the peer group average. The CEO’s salary was 26% below the peer group average and the General Counsel’s base salary was 51% below the peer group average. As a result of the review, the base salary of the C.E.O. was increased to $263,000, which remained 7% below the peer group average. The base salary of the General Counsel was increased to $140,000, which was 15% below the peer group average. The General Counsel’s current salary is $150,000. No other salary adjustments were made. The peer group averages were taken largely from the publicly reported information of the peer companies as of 2002.

Long-Term Equity Compensation Plan Grants.   Stock option grants with respect to 2004 performance were made under our 1999 Stock Option Plan to 26 employees, including our executive officers. This Plan provides for the grant of stock options, with or without stock appreciation rights. The stock options granted in 2004 were without stock appreciation rights and have exercise prices equal to or higher than the fair market value of our common stock on the date of grant. Because the options were granted with an exercise price equal to (or, in the case of Ms. Henkels, 10% greater than) the market value of our common stock at the time of grant, they provide no value unless our stock price exceeds the option exercise price. These stock options are accordingly tied to the stock price appreciation in our common stock value at the time of grant, rewarding the executives and other employees as if they share in the ownership of our common stock like our shareholders. The number of shares subject to options granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors.

Chief Executive Officer Compensation.   The 2004 compensation received by Ms. Henkels consisted of the same components as the compensation of our other executive officers. Ms. Henkels’ 2004 salary was increased from $160,000 to $180,000 on August 1, 2003, and from $180,000 to $263,000 on February 1, 2004. During 2004, Ms. Henkels received $246,385 in salary. Under the terms of her employment agreement, Ms. Henkels’ salary was to be reviewed for possible increase effective as of January 1 of each year, based upon factors considered by our Compensation Committee and Board of Directors. As of June 10, 2005, Ms. Henkels had waived her right to an increase for 2005. To meet the conditions of the amendment and restatement of Ms. Henkels’ employment agreement and the waiver of her right with Bobby R. Rhodes to receive annual bonuses of approximately 15% of our earnings before interest and taxes (as defined in her employment agreement) (which would have been approximately $959,000 in 2003), Ms. Henkels’ base salary in 2004 was increased to a level competitive with that of other chief executive officers in our industry. Consideration was also given to Ms. Henkels’ prior experience, demonstrated leadership and entrepreneur skills and position within the healthcare savings industry. In 2004, Ms. Henkels received a bonus of $30,000 for her efforts and the Company’s achievements in 2003. Based upon these factors and as compensation for her service on the Board of Directors, the Committee also granted to Ms. Henkels in 2004, stock options exercisable for the purchase of 10,000 common stock shares at $2.85 (110% of the closing sale price of our common stock on the date of grant). On June 10, 2005, Ms. Henkels received notice from the Board of Directors of the termination of her employment. She has been relieved of her duties as an executive officer of the Company and she has resigned from our Board of Directors. The termination is considered an “involuntary termination” under the employment agreement, entitling her to certain compensatory rights.

Other Benefits.   Virtually all of our employees, including executive officers, are eligible to participate in our 401(k) plan and health insurance plan. Participation in these plans is offered and available on a non-discriminatory basis.

Conclusion.   The Compensation Committee believes that our executive compensation arrangements and plans serve our best interests and those of our shareholders. The Committee takes very seriously its responsibilities respecting setting and determining the compensation arrangements with our executive officers. Accordingly, the Committee continues to monitor and revise the compensation arrangements and may formulate other plans and arrangements as necessary to ensure that our compensation system continues to meet our needs and those of our shareholders.

Compensation Committee Interlocks and Insider Participation.   None of the members of our Compensation Committee has at any time served as an officer or employee of the Company. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. No executive officer of the Company served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Members:

Eugene E. Becker, Chairman
Kenneth S. George
Nicholas J. Zaffiris
Robert E. Jones

Governance and Nominating Committee Matters

The Governance and Nominating Committee is responsible for monitoring and overseeing corporate governance principles, including the evaluation of Board performance and selecting, evaluating, and recommending to the Board qualified candidates for election or appointment to the Board. The Governance and Nominating Committee was formed in 2004 as a combination of two previously existing committees. The Governance and Nominating Committee met one time in 2004. All members of the Governance and Nominating Committee are independent, as defined in the rules of the rules of The Nasdaq Stock Market, Inc.

Governance Guidelines and Code of Ethics.   Our Board of Directors has long had in place goods standards of corporate conduct and governance. In January 2003, our Board formalized these standards and adopted our code of ethics to ensure compliance with the Sarbanes-Oxley Act of 2002 and the listing standards of The Nasdaq Stock Market, Inc. Our code of ethics applies to all of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Governance and Nominating Committee and our Board will continue to evaluate their roles and responsibilities with respect to Sarbanes-Oxley and the governance requirements of The Nasdaq Stock Market, Inc. A copy of the portion of our code of ethics, including that portion applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions may be obtained by written request addressed to Eliseo Ruiz III, Corporate Secretary, Precis, Inc., 2040 North Highway 360, Grand Prairie, Texas 75050 and is available on our web site at www.precis-pcis.com under the heading “Investor Relations.”

Communications with Our Board.   Shareholders desiring to communicate with members of our Board, including independent directors individually or as a group, may send correspondence to them in care of Eliseo Ruiz III, Corporate Secretary, Precis, Inc., 2040 North Highway 360, Grand Prairie, Texas 75050. We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature and volume of the correspondence.

We encourage each of our Board members to attend the Annual Meeting and the directors are expected to attend whenever reasonably possible. All Board members attended our Annual Meeting of Shareholders in 2004.

Shareholder Nominations for Directors.   A shareholder wishing to recommend a candidate for election to our Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected must submit a written proposal of his or her recommendation of the candidate to our Corporate Secretary at our principal executive office. The proposal must be received at our principal executive office not less than 120 calendar days before the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting during the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. For the 2006 annual meeting, this date would be March 2, 2006. The proposal must set forth certain information concerning the proposing shareholder and the nominee, including the nominee’s name and address, a representation that the proposing shareholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between the proposing shareholder and the nominee and any other person pursuant to which the nomination is to be made by the proposing shareholder, the other information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee and the consent of the nominee to serve as a director if elected. The chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In considering individuals for nomination as directors, the Governance and Nominating Committee typically solicits recommendations from our current directors and may engage third-party advisors to assist in the identification and evaluation of candidates. The Committee has not established specific minimum qualities or skills that the Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Committee considers numerous factors, including judgment, skill, independence, integrity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with other Board members, experience as an officer or director of another publicly-held company, understanding of management trends in general or in our industry, expertise in financial accounting and corporate finance, ability to bring diversity to the member group, community or civic service, knowledge or expertise not currently on the Board, shareholder perception, and to the extent that the candidate would be a desirable addition to the Board and any committee of the Board. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of nominee selection. The Committee will evaluate candidates recommended or properly proposed by our shareholders on the same basis as the Committee evaluates other candidates.

To date, the Governance and Nominating Committee has not received a director candidate recommendation from any shareholder (or group of shareholders) that beneficially owns more than 5% of our common stock.

Governance and Nominating Committee Members:

Eugene E. Becker
Kent H. Webb
Nicholas J. Zaffiris

Medical Committee Matters

The Medical Committee is responsible for the development and monitoring of medical provider relations. The Medical Committee was formed in 2003. The Medical Committee is currently comprised of Kent H. Webb and Nicholas J. Zaffiris.

Compensation of Directors

We compensate our directors as follows:

•       Each non-employee member of our Board receives quarterly payments of $4,000.

•       In addition, each non-employee member of our Board received $500 per quarter for each committee on which he or she serves and an additional $500 per quarter for each committee for which he or she serves as chairperson.

•       We reimburse our directors for travel and out of pocket expenses in connection with their attendance at meetings of our Board and its committees.

•       We may occasionally grant stock options to our Board members.

The quarterly payments referenced above began in the third quarter of 2003. In 2004, the following directors received board and committee service compensation in the following aggregate amounts:

Eugene E. Becker	$22,500
Kenneth S. George	$20,000
J. French Hill	$20,000
Kent H. Webb	$22,500
Nicholas J. Zaffiris	$19,500

Except for the stock option grant described below, Robert E. Jones has waived all rights to compensation for his service as a member of the board.

In 2004, the following board members received grants of stock options to purchase shares of our common stock. Except as indicated, all the stock options were exercisable on the date granted.

•       On October 27, 2004, Judith H. Henkels was granted stock options exercisable for the purchase of 10,000 shares at $2.85 per share. These options became exercisable on April 27, 2005.

•       On October 27, 2004, each of J. French Hill, Kenneth S. George, Eugene E. Becker and Nicholas J. Zaffiris was granted stock options exercisable for the purchase of 10,000 shares at $2.59 per share. The options were immediately exercisable.

•       On October 27, 2004, Kent H. Webb was granted stock options exercisable for the purchase of 22,000 shares at $2.59 per share. The options were immediately exercisable.

•       On June 18, 2004, Robert E. Jones was granted stock options exercisable for the purchase of 100,000 shares at $2.76 per share. The options were immediately exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2004, we believe that each person who, at any time during 2004, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2004.

EXECUTIVE OFFICERS

Biographical Information about our executive officers follows.

Frank Apodaca has served as our President since June 10, 2005. He has also served as President and C.E.O. of our subsidiary, Access HealthSource, Inc., since our acquisition of that company on June 18, 2004, and as our Chief Operating Officer since February 23, 2005. Mr. Apodaca has been the President and C.E.O. of Access Healthsource, Inc. since 2000. Mr. Apodaca was President of Advantage Care Network, Inc., a privately-held network of healthcare providers, from 1995 to 1997. From 1997 to 2000, Mr. Apodaca was President of Apodaca Health Care Associates and of Frontera Associates, L.L.C., both privately-held companies providing healthcare services.  Mr. Apodaca is also associated with various companies operating or associated with National Center for Employment of the Disabled (“NCED”), a Texas nonprofit corporation. His employment agreement with us allows him to spend a portion of his time serving these NCED associated, nonprofit companies. In this capacity, he holds executive officer positions with Sahara Companies, and NCED Mental Health Center. He holds Group I Health, Life, HMO, and AD&D, insurance licenses from the Texas Department of Insurance, and Series 6 & 63 Securities Broker/Dealer licenses. He attended the University of Texas at El Paso from 1989 through 1993, majoring in business administration. Mr. Apodaca serves as a Director of NCED/Sahara Companies, NCED Mental Health Center, and Physicians Healthcare Management, Inc., all privately-held companies.

Robert Bintliff serves as our Chief Financial Officer and has been with us since August 2004. Mr. Bintliff’s experience includes six years as an audit partner with Coopers & Lybrand (at which he was employed from 1985-1995), President and CEO of Jim Bridges Acquisition Company, a privately held firm (1995-1999) and as Chief Financial Officer for Comercis, Inc., a business software company that he helped take public (1999-2001). Earlier in his career, he served as a senior member of the financial management team of InterFirst Corporation, a $9 billion regional bank holding company (1981-1985). He had most recently operated his own accounting and management consulting practice in the Dallas/Fort Worth area (2001-2004). Mr. Bintliff holds a B.B.A. in accounting from Texas Christian University. He is a CPA licensed in Texas, and is a member of the American Institute of Certified Public Accountants.

Coleman Orr serves as the President of our Care Entrée division. He has been with us since February 2, 2005. Mr. Orr previously served as President of Main Street Financial Group, a privately held financial services company in Destin, Florida, from 1999 to 2005. From 1996 to 1999, Mr. Orr was employed by World Marketing Alliance, a privately-held financial services firm. Mr. Orr served in the United States Army as an Airborne Ranger and member of the U.S. Army Sky Diving Team before starting his career in 1970 with the Amway Corporation. Mr. Orr is also an accomplished motivational speaker, appearing at seminars around the country. He holds his Series 6, 63 and 65 licenses, is designated as a Registered Investment Advisor with the NASD and is licensed in insurance, variable annuities and variable life.

Eliseo Ruiz III serves as our Vice President, General Counsel and Secretary. He has been with us since December 2003. Mr. Ruiz has been a practicing attorney since November 1991. He most recently was Vice President and General Counsel of CyberBills, Inc. (and its successor entity) in San Jose, California from 1999 thru 2002. He also served as Associate General Counsel at Concentra, Inc. from 1998 thru 1999 and was in private practice from 1991 thru 1997. He holds an undergraduate degree (Plan II) and a law degree from the University of Texas at Austin. He is a member of the State Bar of Texas.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation during 2004, 2003 and 2002, paid or accrued, of our Chief Executive Officer, our Chief Financial Officer, and the four other most highly compensated executive officers, including the executive officers of our subsidiaries (the “named executive officers”).

					Long-Term Compensation Awards
		Annual Compensation(1)			Shares of Common Stock Underlying
Name and Principal Position	Year	Salary(2)	Bonus(3)	Other(4)	Options Granted
Judith H. Henkels	2004	$246,385	$30,000	$10,497	10,000
Chairman, Chief Executive Officer and President(5)(7)	2003	$174,065	$5,000	$10,497	10,000
	2002	$160,000	$50,000	—	—
Bobby R. Rhodes	2004	$193,231	$30,000	—	—
Vice President of Provider Relations(6)(7)	2003	$112,156	$37,790	$2,000	10,000
	2002	$95,000	$50,000	—	—
Terry Brewster(6)	2004	$171,635	$50,000	—	100,000
Executive Vice President of Sales & Marketing	2003	—	—	—	—
	2002	—	—	—	—
Frank Apodaca	2004	$129,808	—	$60,800	100,000
Chief Operating Officer and President and CEO of subsidiary, Access HealthSource, Inc	2003	—	—	—	—
	2002	—	—	—	—
Robert Bintliff	2004	$59,538	—	$2,580	100,000
Chief Financial Officer	2003	—	—	—	—
	2002	—	—	—	—
Dino Eliopoulos(6)	2004	$106,682	$30,000	$4,500	—
Former Chief Financial Officer	2003	$141,029	$5,000	$3,000	110,000
	2002	—	—	—	—

(1)   Each named executive officer received additional non-cash compensation, perquisites and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for such named executive officer during the year.

(2)   Dollar value of base salary (both cash and non-cash) earned during the year.

(3)   Dollar value of bonus (both cash and non-cash) earned during the year.

(4)   Includes amounts paid to or on behalf of the named executive as a car allowance and, with respect to Mr. Apodaca compensation related to non-competition provisions in his employment agreement.

(5)   Ms. Henkels served our Chief Executive Officer from February 2002 to June 10, 2005, and as our President from June 8, 2001 to June 10, 2005. She is no longer an executive officer of the Company.

(6)   Mr. Brewster’s employment by the Company was terminated as of April 5, 2005. Mr. Rhodes’ employment by the Company was terminated as of March 3, 2005. Mr. Eliopoulos terminated his employment with the Company as of July 23, 2004.

(7)   The base salaries of Ms. Henkels and Mr. Rhodes were increased in 2004 as a result of our entering into new employment agreements with each of them. In entering the new employment agreements, Ms. Henkels and Mr. Rhodes agreed to terminate their prior employment agreements with the Company. In so doing, Ms. Henkels and Mr. Rhodes waived certain rights they may have had, under the prior agreements, to a portion of the Company’s earnings before interest and taxes (as defined in their employment agreements).

Option Grants Last Year

The following table sets forth certain information relating to options granted in 2004 to named executive officers to purchase shares of our common stock.

	No. of Securities Underlying Options/SARs		% of Total Options Granted to Employees In	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Granted(#)		Fiscal Year(1)	($/Sh)	Date	5%($)	10%($)
Judith Henkels(3)	10,000	(5)	1.2%	2.85	10/27/09	36,374	45,900
Bobby R. Rhodes(4)	—		—	—	—	—	—
Terry Brewster(4)	100,000	(5)	11.8%	3.88	3/23/09	495,197	624,878
Frank Apodaca	100,000	(5)	11.8%	2.76	6/18/09	352,254	444,501
Robert Bintliff	100,000	(5)	11.8%	2.99	2/28/09	381,608	481,542
Dino Eliopoulos(4)	—		—	—	—	—	—

(1)   Options for the issuance of a total of 845,500 shares of common stock were issued to employees in 2004.

(2)          The amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

(3)          Ms. Henkels served our Chief Executive Officer from February 2002 to June 10, 2005, and as our President from June 8, 2001 to June 10, 2005. She is no longer an executive officer of the Company.

(4)          Mr. Brewster’s employment by the Company was terminated as of April 5, 2005. Mr. Rhodes’ employment by the Company was terminated as of March 3, 2005. Mr. Eliopoulos terminated his employment with the Company as of July 23, 2004.

(5)          Ms. Henkels’ options vest six months from the date of grant. Messrs. Apodaca and Bintliff’s options vest in increments of 25,000 shares on each of the first four anniversaries of the date of their respective first date of employment by the Company.

Aggregate Stock Option Exercises And Year-End Option Values

The following table sets forth information related to the number and value of options held by the named executive officer at December 31, 2004. During 2004, no options to purchase our common stock were exercised by the named executive officers.

	Number of Unexercised Options As Of December 31, 2004		Value of Unexercised In-The-Money Options As Of December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Judith H. Henkels(2)	20,000	10,000	—	—
Robert Bintliff	—	100,000	—	—
Bobby Rhodes(3)	12,500	7,500	—	—
Terry Brewster(3)	—	100,000	—	—
Frank Apodaca	—	100,000	—	—
Dino Eliopoulos(3)	—	—	—	—

(1)   The closing sale price of our common stock as reported on the Nasdaq SmallCap Market on December 31, 2004 was $2.66. The per-share value is calculated based on the applicable closing sale price per share, minus the exercise price, multiplied by the number of shares of common stock underlying the options.

(2)          Ms. Henkels served our Chief Executive Officer from February 2002 to June 10, 2005, and as our President from June 8, 2001 to June 10, 2005. She is no longer an executive officer of the Company.

(3)          Mr. Brewster’s employment by the Company was terminated as of April 5, 2005. Mr. Rhodes’ employment by the Company was terminated as of March 3, 2005. Mr. Eliopoulos terminated his employment with the Company as of July 23, 2004. All unexercised options held by them became void ninety days after the termination of their respective employment.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2004, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. All stock options, warrants and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

Plan Category	Number of Shares Underlying Unexercised Options and Warrants	Weighted- Average Remaining Exercise Price of Outstanding Options and Warrants	Number of Securities Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by our shareholders:
2002 Non employee stock option plan	376,000	$4.70	124,000
2002 IMR stock option plan	116,354	$4.66	383,646
1999 stock option plan	888,000	$3.75	512,000
	1,380,354	$4.09	1,019,646
Equity compensation plans not approved by our shareholders:
Stock option grants to non-employee directors in 2000 and 2001(2)	92,000	$2.55	—
Warrants issued to Barron Chase Securities and its assigns in 2000 related to our initial public offering(3)	83,500	$9.00	—
	175,500	$5.62	—
Total	1,555,854	$4.26	1,019,646

(1)   The number of shares of our common stock remaining available for issuance under equity compensation plans is after excluding the number of securities to be issued upon exercise of outstanding options and warrants.

(2)          The stock options were granted in lieu of cash compensation for the services of our non-employee directors. The purchase price of the shares was equal to or in excess of the closing sale price of our common stock on the grant date of the stock option grants. The options were exercisable during the period beginning six months from the effective date of the grant and ending five years after the first date on which the options were exercisable; provided that, in the event of the dissolution or liquidation of the Company or any merger, consolidation or combination in which the Company is not the surviving corporation, the options shall become immediately exercisable to the extent that such exercise does not constitute an “excess parachute payment” under Section 280G of the IRS Code.

(3)          The warrants were issued to Barron Chase Securities and its assigns as compensation for the underwriting services of Barron Chase Securities associated with our initial public offering that was completed in February 2000. These warrants expired on February 8, 2005.

DIRECTOR LIABILITY AND INDEMNIFICATION

As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation eliminates the monetary liability of our directors for a breach of their fiduciary duty as directors. However, these provisions do not eliminate our director’s liability

•       for a breach of the director’s duty of loyalty to us or our shareholders,

•       for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

•       arising under Section 1053 of the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act, or

•       for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or our shareholders’ rights, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.

Our bylaws require us to indemnify all of our directors and officers. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interest. Our bylaws further provide that this indemnification is not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under our bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.

We enter into indemnity and contribution agreements with each of our directors and executive officers. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his or her executors, administrators and heirs, any amount that he or she is or becomes legally obligated to pay because the

•       indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

•       indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, the indemnitee must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after June 7, 2001. This insurance protection covers claims and any related defense costs of up to $5,000,000 with an additional excess of loss of $5,000,000 on excess of $5,000,000, and an additional $5,000,000 on excess of $10,000,000 based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer.

EMPLOYMENT ARRANGEMENTS AND LACK OF KEYMAN INSURANCE

As of December 31, 2004, we had entered into employment agreements with each of Judith H. Henkels, Bobby Rhodes, Frank Apodaca, and Robert Bintliff. Our agreements with Ms. Henkels and Mr. Rhodes were each for a three-year term beginning on August 1, 2003, and each provided for an automatic extension for additional one-year terms, unless the employee or we give 30 days’ advance notice of termination. Our agreement with Mr. Apodaca is for a three year term beginning on June 18, 2004. Our agreement with Robert Bintliff is for a three year term beginning on November 1, 2004. These agreements provide, among other things,

•       an annual base salary of $263,000 in 2004 for Ms. Henkels, $225,000 in 2004 for Mr. Apodaca, $180,000 in 2004 for Mr. Bintliff, and $200,000 in 2004 for Mr. Rhodes;

•       entitlement to fringe benefits including medical and insurance benefits and participation in our 401(k) plan and MSA plan and any other benefit plan we establish; and

•       limited salary continuation during any period of temporary or permanent disability, illness or incapacity to substantially perform the services required under the agreement or in the event of employee’s death.

These agreements require the employee to devote the required time and attention to our business and affairs necessary to carry out her or his responsibilities and duties. The employee may not hold executive positions with other entities or own interests in, manage or otherwise operate other businesses; provided however that Mr. Apodaca may spend up to 20% of his time attending to his duties as an executive officer or a director of certain nonprofit entities.

Under all of these agreements, “good cause” for termination includes commitment of a felony, willful failure to take actions permitted by law and necessary to implement our written policies, continued failure or refusal to attend to duties, or willful misconduct materially injurious to the Company or its subsidiaries. In the event of a termination without cause (an “involuntary termination”), the executive is entitled to severance equal to the salary that would be paid for the remaining term on the agreement, or twenty-four months (thirty-six months in the case of Ms. Henkels), whichever is greater. The agreements also provide that, in the case of a change of control of the Company, if the executive’s employment is terminated or if the executive voluntarily chooses to terminate the employment as a result of a change of control, the effect is that of an “involuntary termination” giving rise to the severance provision described above.

In entering the employment agreements referenced above, Ms. Henkels and Mr. Rhodes agreed to terminate their prior employment agreements with the Company. In so doing, Ms. Henkels and Mr. Rhodes waived certain rights they may have had under the prior agreements, to a portion of the Company’s earnings before interest and taxes.

Mr. Rhodes’ employment by the Company was terminated as of March 3, 2005.

Ms. Henkels received notice on June 10, 2005 of the termination of her employment, and she was immediately relieved of her duties as an executive officer of the Company. The termination of Ms. Henkels’ employment is considered an “involuntary termination” under the terms of her employment agreement.

As of the date of proxy statement, we do not maintain any keyman insurance on the life or disability of our executive officers. We will consider on a periodic basis whether we should obtain keyman insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table presents, as of June 21, 2005, information related to the beneficial ownership of our common stock of (i) each person who is known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and the named executive officers referenced in the “Summary Compensation Table” above under the caption “Compensation of Executive Officers,” and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships amongst our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the person has the right to acquire within 60 days of the above-mentioned date pursuant to the exercise of stock options and warrants, and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person. The address of each director and executive officer is 2040 North Highway 360, Grand Prairie, Texas 75050.

	As of June 21, 2005
Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)(2)
Kent H. Webb, M.D.(3)	187,019	1.6%
Kenneth S. George(4)	45,000	*
Eugene E. Becker(5)	45,000	*
Nicholas J. Zaffiris(5)	45,000	*
J. French Hill(5)	47,000	*
Robert Jones(6)	100,000	*
Frank Apodaca(7)	110,996	*
Robert Bintliff(8)	27,000	*
Terry Brewster(9)	25,000	*
Bobby R. Rhodes(10)	—	—
Dino Eliopoulos(11)	—	—
Renn Capital Group, Inc.(12)	615,530	5.1%
Judith H. Henkels(13)	3,102,438	25.5%
All current Executive Officers and Directors as a Group (ten persons)(14)	633,515	5.2%

   *    Les s than 1%.

  (1)  Shares not outstanding but deemed beneficially owned by virtue of the right of the named person to acquire the shares within 60 days of June 21, 2005 are treated as outstanding for determining the amount and percentage of common stock owned by the person. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable. Except as noted, all options are exercisable as of June 21, 2005.

  (2)  The percentage shown was rounded to the nearest one-tenth of one percent, based upon 12,156,239 shares of common stock being outstanding on June 21, 2005.

  (3)  Dr. Webb is one of our directors. The beneficially owned shares and the percentage of outstanding shares include 103,000 shares of common stock issuable upon exercise of stock options.

  (4)  Mr. George is one of our Directors. The beneficially owned shares and the percentage of outstanding shares include 35,000 shares of common stock issuable upon exercise of stock options.

  (5)  The named person is one of our directors. The beneficially owned shares and percentage of outstanding shares include 45,000 shares issuable upon exercise of stock options held by the named person.

  (6)  Mr. Jones is one of our Directors. The beneficially owned shares and the percentage of outstanding shares include 100,000 shares of common stock issuable upon exercise of stock options.

  (7)  Mr. Apodaca is our President and Chief Operating Officer, and is also the President and C.E.O. of our subsidiary, Access HealthSource, Inc. He holds options to purchase 150,000 shares of our common stock, of which, options exercisable for the purchase of 25,000 shares are or will be exercisable within 60 days of June 21, 2005. 100,000 of such options become exercisable in four annual increments of 25,000 shares beginning on June 18, 2005. 50,000 of such options become exercisable in four annual increments of 12,500 beginning on May 11, 2006. Pursuant to an agreement with National Center for Employment of the Disabled (“NCED”), Mr. Apodaca is entitled to and is the beneficial owner of 80,996 shares of our common stock. NCED is the party from whom we bought Access HealthSource, Inc. (“Access”) in June 2004. Mr. Apodaca’s agreement with NCED predates our acquisition of Access and entitles him to 10% of the proceeds of any sale of Access. The number of shares he beneficially owns as of the date of this proxy statement is 10% of the number of our shares currently issued and held by NCED as consideration for the acquisition. Mr. Apodaca also directly owns 5,000 shares of our common stock.

  (8)  Mr. Bintliff is our Chief Financial Officer. He holds options to purchase 100,000 shares of our common stock, 25,000 such options are exercisable or will be exercisable within 60 days of June 21, 2005.

  (9)  Mr. Brewster was our Executive Vice President for Sales and Marketing through April 5, 2005. The beneficially owned shares and percentage of outstanding shares include 25,000 shares of our common stock issuable upon exercise of stock options. Mr. Brewster’s options will terminate ninety (90) days after his last day of employment by the Company and are not included in the total number of shares held by our current executive officers and directors.

(10)  Mr. Rhodes’ employment by the Company was terminated as of March 3, 2005. All of Mr. Rhodes’ options were forfeited ninety (90) days after the termination of his employment on February 2, 2005.

(11)  Mr. Eliopoulos terminated his employment with the Company as of July 23, 2004. All of Mr. Eliopoulos’ options were forfeited ninety (90) days after such date.

(12)  This information is derived solely from information provided on Schedule 13G filed by BFS US Special Opportunities Trust PLC (“BFS”) on May 9, 2005. According to such filing, BFS and Renn Capital Group, Inc. have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities.

(13)  Judith H. Henkels is our former C.E.O and  former Chairperson of the Board of Directors.  The beneficially owned shares and percentage of outstanding shares include (i) 2,995,000 shares of common stock owned by Ms. Henkels, (ii) 30,000 shares issuable upon exercise of stock options held by Ms. Henkels, and (iii) 77,438 shares owned by Ms. Henkels but held in a special purpose account and allocated for purchase by the Company’s independent marketing representatives.

(14)        The beneficially owned shares and the percentage of outstanding shares include the shares beneficially owned by all of our current executive officers and directors. Of the individuals named in the table, the shares attributed to Mr. Brewster are not included in the total number of beneficially owned shares because he is no longer a current executive officer of director. The Company has two executive officers not named in the table:  Coleman Orr, the President of our Care Entrée division and Eliseo Ruiz III, our Vice President and General Counsel. Mr. Orr holds no shares or options.

Mr. Ruiz holds options to purchase 100,000 shares of our common stock. Such options become exercisable in four annual increments of 25,000 beginning on December 9, 2004, options exercisable for the first 25,000 shares are included in the total number of beneficially owned shares shown. Mr. Ruiz also directly owns 1,500 shares of our common sock and that number is also included in the total number of beneficially owned shares shown.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contained below is a description of the transactions during 2004 with our officers, directors and shareholders that beneficially own more than 5% of our common stock. These transactions will continue in effect and may result in conflicts of interest between these individuals and us. Although our officers and directors have fiduciary duties to our shareholders and us, there can be no assurance that conflicts of interest will always be resolved in favor of our shareholders and us.

Frank Apodaca’s Relationship With NCED.   On June 18, 2004, we are acquired Access HealthSource, Inc. (“Access”). Frank Apodaca was President and C.E.O. of Access and retained that position after the acquisition. In October 2004, we named Mr. Apodaca an Executive Vice President of the Company, in February 2005, we named him our Chief Operating Officer, and in June 2005 we named him our President. We purchased Access from its sole shareholder, National Center for Employment of the Disabled (“NCED”). In addition to the purchase price consideration we paid NCED for Access, there is a contingency payout arrangement should the earnings before interest, taxes, depreciation and amortization (as defined in the purchase agreement, “EBITDA”) of Access reach certain amounts after the closing of the transaction and before December 31, 2006. Prior to our acquisition of Access, Mr. Apodaca entered into an agreement with NCED whereby Mr. Apodaca would receive 10% of any consideration received by NCED for the sale of Access companies. Accordingly, Mr. Apodaca was due from NCED at the time of our acquisition of Access, 10% of the closing consideration and is due from NCED 10% of any additional consideration paid to NCED as a contingency payout.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2005. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of BDO Seidman, LLP, our Board will reconsider the appointment.

A representative of BDO Seidman, LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to our shareholders against the cumulative total return of the Dow Jones Group Index and the Russell Midcap Index for the period beginning on the first trading day after the initial public offering of our common stock in February 2000 and ending on December 31, 2004.

	2/10/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
PRECIS, INC.	100.00	15.25	165.42	74.85	52.61	36.07
DOW JONES CONSUMER SERVICES INDEX	100.00	80.36	82.49	61.78	81.95	90.37
RUSSELL MIDCAP INDEX	100.00	107.19	101.16	84.79	118.76	142.77

OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING

Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Under the existing rules of the Securities and Exchange Commission, one or more of our shareholders may present proposals on any matter that is a proper subject for consideration by our shareholders at the 2006 annual meeting of our shareholders. In order to be included in the proxy statement (or disclosure statement in the event proxies are not solicited by our Board of Directors) for the 2006 annual meeting of our shareholders, a proposal must be received by March 2, 2006. It is suggested that if you, as one of our shareholders, desire to submit a proposal you should do so by sending the proposal certified mail, return receipt requested, addressed to our Corporate Secretary at our principal office, 2040 North Highway 360, Grand Prairie, Texas 75050. Detailed information for submitting proposals will be provided upon written request, addressed to our Corporate Secretary. As to all such matters which we do not have notice on or prior to May 16, 2006, discretionary authority shall be granted to the persons designated in the proxy related to the 2006 Meeting to vote on such proposal.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 2040 North Highway 360, Grand Prairie, Texas  75050, to inform us of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, telephone: (866) 578-1665. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.

Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Eliseo Ruiz III Vice President, Secretary, and General Counsel
June 30, 2005

A copy of our Annual Report, which includes our Form 10-K (without exhibits) for the fiscal year ended December 31, 2004, accompanies this Proxy Statement.

PROXY					PROXY
PRECIS, INC. 2040 NORTH HIGHWAY 360 GRAND PRAIRIE, TEXAS 75050

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRECIS, INC.

The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated June 30, 2005, and hereby appoints Frank Apodaca and Robert Bintliff as Proxies, each with the power to appoint her or his substitute, and hereby appoints and authorizes either of them to represent and vote as designated below, all the shares of Common Stock, $.01 par value, of Precis, Inc. (the “Company”) held of record by the undersigned on June 21, 2005 at the annual meeting of shareholders to be held at 4:30 p.m. on July 26, 2005, or any adjournment thereof.

Proposal One—

To elect Kent H. Webb, M.D., Eugene E. Becker, Nicholas J. Zaffiris, J. French Hill, Kenneth S. George and Robert E. Jones each for a term ending in 2006 and until each of their respective successors shall have been duly elected and qualified. A vote “FOR” will represent a vote for the nominee director.

	Kent H. Webb, M.D.	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Eugene E. Becker	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Nicholas J. Zaffiris	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	J. French Hill	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Kenneth S. George	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
	Robert E. Jones	☐ FOR	☐ WITHHOLD	☐ ABSTAIN
Proposal Two—

To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. A vote “FOR” will represent a vote for such ratification and appointment.

		☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal Three—	To approve other business that properly comes before the Annual Meeting or any adjournment or postponement. A vote “FOR” will represent a vote for approval of the business presented.
		☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH THREE.

Please sign exactly as the name appears to left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:	, 2005

Signature

Signature if held jointly
PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.